UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 28, 2018

RingCentral, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36089	94-3322844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

20 Davis Drive Belmont, CA	94002
(Address of principal executive offices)	(Zip Code)

(650) 472-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On February 28, 2018, RingCentral, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $400 million aggregate principal amount of 0% Convertible Senior Notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes were issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $60 million aggregate principal amount of notes on the same terms and conditions. The Initial Purchasers exercised their option to purchase additional notes in full on March 5, 2018, and an additional $60 million aggregate principal amount of notes are expected to be issued on or around March 7, 2018.

The Company intends to use a portion of the net proceeds of the offering of the notes (i) to pay the cost of the Capped Call Transactions (as defined below), (ii) for the Stock Repurchase (as defined below) and (iii) for general corporate purposes, which may include working capital, capital expenditures, potential acquisitions and strategic transactions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Capped Call Transactions

In connection with the offering of the notes, on February 28, 2018 and March 5, 2018, the Company also entered into capped call transactions with Nomura Global Financial Products Inc., Bank of America, N.A. and Goldman Sachs & Co. LLC (the “Capped Calls”). The Capped Calls each have an initial strike price of $81.4452 per share, subject to certain adjustments, which corresponds to the initial conversion price of the notes. The Capped Calls have initial cap prices of $119.035 per share, subject to certain adjustments. The Capped Calls cover, subject to anti-dilution adjustments, approximately 5.6 million shares of the Company’s Class A common stock, par value $0.0001 (“Common Stock”). The Capped Calls are generally intended to reduce or offset the potential dilution to the Common Stock upon any conversion of the notes with such reduction or offset, as the case may be, subject to a cap based on the cap price. The Company expects to pay $49.9 million from the net proceeds from the issuance and sale of the notes to purchase the Capped Calls. The Capped Calls settle in components with the last component expiring on March 13, 2023. The Capped Calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event; a tender offer; and a nationalization, insolvency or delisting involving the Company. In addition, the Capped Calls are subject to certain specified additional disruption events that may give rise to a termination of the Capped Calls, including changes in law; insolvency filings; and hedging disruptions.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Capped Calls, a form of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On March 5, 2018, the Company entered into an Indenture relating to the issuance of the notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes may bear special interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the notes are not freely tradeable as required by the Indenture. The notes will mature on March 15, 2023, unless earlier repurchased or redeemed by the Company or converted pursuant to their terms.

The initial conversion rate of the notes is 12.2782 shares of Common Stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of $81.4452 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for any accrued and unpaid special interest. In addition, upon the occurrence of a make-whole fundamental change or a redemption period (each as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its notes in connection with such make-whole fundamental change or during the relevant redemption period.

Prior to the close of business on the business day immediately preceding December 15, 2022, the notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after June 30, 2018, and only during such calendar quarter, if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which, for each trading day of that period, the trading price per $1,000 principal amount of notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) upon the Company’s notice that it is redeeming any or all of the notes, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after December 15, 2022, until the close of business on the scheduled trading day immediately preceding the maturity date, holders of the notes may convert all or a portion of their notes regardless of the foregoing conditions. Upon conversion, the Company will pay or deliver, as the case may be, either cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

The Company may redeem the notes, at its option, on or after September 20, 2020, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid special interest if the last reported sale price of the Company’s Common Stock has been at least 130% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period ending within not more than three Trading Days preceding the date on which the Company provides written notice of redemption. No sinking fund is provided for the notes. Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require the Company to repurchase all or a portion of the notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid special interest to, but excluding, the fundamental change repurchase date.

The notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with the Company’s existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of current or future subsidiaries of the Company.

The following events are considered “events of default” with respect to the notes, which may result in the acceleration of the maturity of the notes:

(1) the Company defaults in the payment of any special interest on any of the notes when due and payable, and the default continues for a period of 30 days;

(2) the Company defaults in the payment when due of any principal of any of the notes at maturity or upon optional redemption, upon exercise of a repurchase right, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for three business days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction when due with respect to the notes;

(5) failure by the Company to comply with any of its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the notes or the Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding has been received;

(7) failure by the Company to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company or any of its Material Subsidiaries (as defined in the Indenture) in excess of $40.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries (as defined in the Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid special interest, if any, on all the notes then outstanding to be due and payable. If an event of default described in clause (8) above occurs, 100% of the principal of and accrued and unpaid special interest on the notes then outstanding will automatically become due and payable.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 0% Convertible Senior Notes due 2023, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Certain Initial Purchasers under the Purchase Agreement and Counterparties under the confirmations entered into in connection with the Capped Calls, or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

Stock Repurchase

In connection with the offering of the notes, the Company purchased 239,425 shares of Common Stock in privately negotiated transactions at a price of $62.65 per share (the “Stock Repurchase”), which was equal to the closing price per share of the Company’s Common Stock on the date of the pricing of the offering.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Press Release

On March 1, 2018, the Company issued a press release announcing the pricing of its offering of convertible senior notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Indenture, dated March 5, 2018, between RingCentral, Inc. and U.S. Bank National Association.

4.2	Form of 0% Convertible Senior Note due 2023 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated February 28, 2018, by and among RingCentral, Inc. and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the initial purchasers named therein.

10.2	Form of Capped Call Confirmation.

99.1	Press Release, dated March 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RINGCENTRAL, INC.

By:	/s/Mitesh Dhruv
Mitesh Dhruv
Chief Financial Officer

Date: March 6, 2018